Exhibit 99.2

For immediate release:	MannKind Company Contact:
September 16, 2008	Peter Richardson (201) 983-5064 Chief Scientific Officer prichardson@mannkindcorp.com

Pfizer Contact:
Vanessa Aristide (212) 733-3784 Vanessa.aristide@pfizer.com
MANNKIND AND PFIZER ANNOUNCE COLLABORATION FOR CERTAIN EXUBERA
PATIENTS TO TRANSITION TO MANNKIND’S INHALED INSULIN THERAPY
VALENCIA, CA and NEW YORK, NY, September 16 — MannKind Corporation (Nasdaq: MNKD) and Pfizer Inc (NYSE: PFE) announced today that MannKind will transition certain Exubera patients with a continuing need for inhaled insulin to MannKind’s inhaled insulin product, Technosphere® Insulin. Technosphere Insulin is an investigational product that has recently completed Phase 3 clinical trials.
In October 2007, Pfizer announced that it would stop marketing Exubera (insulin human [rDNA origin]) Inhalation Powder because it did not meet customers’ needs or Pfizer’s financial expectations. Since that time, Exubera patients have been transitioning to other diabetes therapies, although there remains a small number of patients with a continuing medical need for inhaled insulin. Pfizer began discussions with MannKind to give these patients access to Technosphere Insulin. Pfizer will reimburse some of MannKind’s costs relating to the transition of patients.
According to MannKind’s Chief Scientific Officer, Dr. Peter Richardson, “For some Exubera patients, continued treatment with inhaled insulin is needed. These patients generally fall into two categories: those with severe needle-phobia or a very poor response to subcutaneous insulin. This small number of patients represents a group with particularly high medical need who will benefit from using an inhaled insulin such as Technosphere Insulin.”
Hakan Edstrom, MannKind’s President and Chief Operating Officer, commented, “We’re pleased to work with Pfizer as we transition these patients and to help them manage their diabetes.”
About MannKind Corporation
MannKind Corporation (Nasdaq: MNKD) focuses on the discovery, development and commercialization of therapeutic products for patients with diseases such as diabetes and cancer. Its pipeline includes Technosphere Insulin, which has completed Phase 3 clinical trials, and MKC253, which is currently in phase 1 clinical trials. Both of these investigational products are being evaluated for their safety and efficacy in the treatment of diabetes. For more information on MannKind Corporation and its technology, visit http://www.mannkindcorp.com.
About Pfizer
Founded in 1849, Pfizer is the world’s largest research-based pharmaceutical company. Pfizer is taking new approaches to advancing better health as it discovers, develops, manufactures and delivers quality, safe and effective prescription medicines to treat and help prevent disease for both people and animals. For more information visit www.pfizer.com.
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